Exhibit 10.2
January 7, 2026

Stuart A. Randle
c/o Teleflex Incorporated
550 E. Swedesford Road
Wayne, PA 19087

Dear Stu,
On behalf of Teleflex Incorporated (the “Company”), I am pleased to confirm our offer of employment as Interim President and Chief Executive Officer (“Interim CEO”). You will be based at our headquarters in Wayne, Pennsylvania and report directly to the Board of Directors of the Company (the “Board”). The terms and conditions of your employment as Interim CEO are as follows:
Employment Term: Your starting date will be January 8, 2026, and the term of your employment shall continue until the date on which a permanent Chief Executive Officer commences employment with the Company (the “Permanent CEO Commencement Date”), or your earlier resignation or the termination of your employment by the Company or due to your death or disability. Your employment is “at will” and is terminable by you or the Company at any time (for any reason or no reason).
Position and Duties: In your capacity as Interim CEO, you will have general supervision over the business of the Company and will perform all duties, and have the authority, incident to the office of Interim CEO and such other duties consistent with your position as may from time to time be assigned to you by the Board. Except with the prior written consent of the Board, you will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your duties and responsibilities. You will remain a member of the Board during your employment term as Interim CEO, subject to nomination by the Board and reelection by the shareholders of the Company if your term on the Board would otherwise expire during your employment term. Ceasing to be employed (other than for cause) shall have no impact on your position as a member of the Board.
Base Salary: Your compensation package includes a monthly stipend of $140,000 (the “Monthly Stipend”), which amounts to an annualized salary of approximately $1,680,000. The Monthly Stipend will be paid during the duration of your service as Interim CEO in accordance with the Company’s payroll cycle. To the extent you work partial months, you will receive pro-rata portions of the Monthly Stipend.

Restricted Stock Units: You will be recommended for a grant of restricted stock units under the Teleflex Incorporated 2023 Stock Incentive Plan (the “Plan”) with a grant date fair value of $1,500,000 (the “RSU Award”) to be granted on January 13, 2026 (the “Grant Date”), subject to approval of the Compensation Committee of the Board. The RSU Award will vest in full on the earlier of the Permanent CEO Commencement Date or the first anniversary of the Grant Date, subject to your continued employment through the vesting date. The RSU Award shall be subject to the terms and conditions of the Plan and the award agreement pursuant to which the RSU Award is granted.
Employee Benefits: You will be eligible for benefits coverage under the qualified plans of the Company on the first day of the month following the date your employment begins. For the avoidance of doubt, you will not participate in any annual or other incentive program of the Company, nor will you participate in any severance program of the Company.
Business Expenses: During the term of your employment, the Company shall reimburse you for business expenses, including travel, that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this letter and in accordance with the Company’s expense reimbursement policies.
Tax Matters; Section 409A; Section 280G: All amounts provided pursuant to this agreement shall be subject to reduction for applicable taxes required to be withheld by applicable law. This letter and the Company’s obligations hereunder are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and rulings thereunder and shall be so construed. In the event that you become entitled to receive any payments or benefits from the Company or any of its affiliates that would be subject to an excise tax payable under Section 4999 of the Code as a result of Section 280G of the Code, such payments or benefits will be reduced in compliance with Section 409A of the Code to one dollar less than the amount that would result in an excise tax being assessed.
Code of Ethics; Other Agreement: As a condition of employment, you will be required to sign an acknowledgement form stipulating compliance with the Teleflex Code of Ethics Program, as well as a copy of our standard form agreement covering confidentiality, assignment of inventions, and competition.
Governing Law: This agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of law rules.
Entire Agreement: This agreement contains the entire understanding between you and the Company as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions by and between you and the Company with respect to the subject matter hereof. In executing this agreement, neither party to this agreement relies on any term, condition, promise, or representation other than those expressed in this agreement.
Amendment: This agreement may not be amended or modified other than by a written agreement executed by you and the Company, nor may any provision hereof be waived other than by a writing executed by you or the Company.

We are excited and pleased to extend this offer to you and look forward to working with you as our Interim CEO.
[Signature Page Follows]

Sincerely,
/s/ Stephen K. Klasko
Name: Stephen K. Klasko
Title: Director

Acceptance of Offer:

/s/ Stuart A. Randle
Name: Stuart A. Randle
[Signature Page to Offer Letter Agreement]